UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/06/2009

GLOBAL CROSSING LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16201

Bermuda	980189783
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Wessex House, 45 Reid Steet
Hamilton, Bermuda
HM12
(Address of principal executive offices, including zip code)

441-296-8600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

As previoulsy announced on December 30, 2008, Global Crossing Limited ("Global Crossing") will be participating in Citi's 19th Annual Entertainment, Media, and Telecommunications Conference. Industry trends and Global Crossing's strategy and financial performance are scheduled to be discussed on January 7, 2009 from approximately 2:00 p.m. to 2:35 p.m. MST. A live webcast of the presentation will be available to the public at investors.globalcrossing.com/events.cfm. A playback of the presentation will also be available on that webpage promptly after the conclusion of the presentation.

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com. Global Crossing utilizes its website as a channel of distribution of important information about the company. Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors webpages.

Visitors to the Investors webpages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors webpages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CROSSING LTD

Date: January 06, 2009	By:	/s/ Mitchell Sussis
Mitchell Sussis
SVP, Secretary and Deputy General Counsel